FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-260277-05

From: Db Cmbs Deutsche Bank (DEUTSCHE BANK SECURI) <ddeutscheb33@bloomberg.net>

Sent: Tuesday, January 16, 2024 1:13 PM

Subject: BMARK 2024-V5 **INITIAL PRICE TALK** PUBLIC

BMARK 2024-V5 **INITIAL PRICE TALK** PUBLIC

***PUBLIC OFFERED CERTIFICATES***

CLASS	RATING(S/F/K)	SIZE(MM)	C/E	WAL	IPT	TGT $PX*
A-1	AAA/AAA/AAA	0.365	30.000%	2.54	PREPLACED
A-3	AAA/AAA/AAA	600.884	30.000%	4.89	J+115a	103
A-M	NR/AAA/AAA	120.250	16.000%	4.94	J+195a	103
B	NR/AA-/AA-	37.578	11.625%	4.94	J+240a	100
C	NR/A-/A-	26.842	8.500%	4.94	J+425a	WAC

*ESTIMATE BASED ON CURRENT RATES - SUBJECT TO CHANGE

DEUTSCHE BANK TRADING DESK CONTACTS:

SHAISHAV AGARWAL 212-250-5149

RYAN HORVATH 212-250-5149

DAN PENN 212-250-5149

AFTON SCHIKORE 212-250-5149

BARCLAYS DESK CONTACTS:

DAVID KUNG 212-528-7970

PETER TAYLOR 212-526-1528

BMO CAPITAL MARKETS CONTACTS:

PAUL VANDERSLICE 203-451-4151

DAVID SCHELL 201-723-4872

ALEX SMITH-CONSTANTINE 201-637-9725

CITIGROUP SYNDICATE DESK CONTACTS:

RAUL OROZCO 212-723-1295

MATT PERRY 212-723-1295

GOLDMAN SACHS SYNDICATE DESK CONTACTS:

SCOTT WALTER 212-357-8910

LISA SCHEXNAYDER 212-902-2330

MONIQUE HARMON 212-357-9012

ED GARNO 212-357-3079

*****************************************************************************

The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov<http://www.sec.gov>. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611. This communication does not contain all information that is required to be included in the prospectus. The information in this communication is preliminary, and is subject to completion or change. Any investment decision with respect to the securities should be made by you based upon the information contained in the prospectus relating to the securities. There can be no assurance that actual pricing will be completed at the indicated value(s). This communication is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The foregoing also applies to any information provided in any subsequent discussion with you about the contents of this communication, regardless of the means of such subsequent discussion.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW THIS SENTENCE ARE NOT APPLICABLE TO THIS MESSAGE AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THIS MESSAGE HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.